UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

ASCENTIAL SOFTWARE CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Filed by Ascential Software Corporation Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: Ascential Software Corporation
Commission File No.: 000-15325

The following is a key messaging and question and answer outline that was distributed to certain Ascential employees.

Ascential Software Corporation Acquisition Key Messages

Top Line Summary:

•	IBM is acquiring Ascential Software to extend the industry’s broadest and deepest offering for standards-based business integration across heterogeneous environments.

•	Ascential Software and IBM offer complementary capabilities that together deliver the most comprehensive information integration solution in the industry.

•	This acquisition, combined with the IBM middleware portfolio, strengthens IBM leadership in driving key on demand initiatives such as business intelligence, business performance management, business transformation, multi-channel commerce, RFID, merger and acquisition consolidation, master data management and regulatory compliance.

Drill Down:

•	IBM is acquiring Ascential Software to extend the industry’s broadest and deepest offering for standards-based business integration across heterogeneous environments.

•	Integration of people, process and information is key to helping organizations become on demand businesses that can respond with speed to any customer demand, market opportunity or external threat

•	According to IDC, integration represents 40% of IT spending, and much of it is still spent on costly, difficult-to-maintain custom programming.

•	Organizations typically work with large volumes of information, stored in multiple locations, formats, and architectures, both within and beyond the enterprise, and this complexity limits responsiveness.

•	Aggregating, accessing, managing, synchronizing, and updating this heterogeneous information are crucial to key business initiatives.

•	Ascential Software is a leader in data integration, which IDC calls “one of the most interesting and volatile software markets today... Integration is a dominant theme in almost every organization, large or small, because each organization’s data is not centralized.”

•	IBM selected Ascential Software for:

•	Its strong momentum and growth.

•	Its strong history of partnership with IBM both in terms of product integration and joint sales and marketing

•	Its technology vision and leadership in the area of data integration

•	Its breadth of platform offering, including rich data profiling and data quality capability, as well as the unifying architecture planned with Hawk and Rhapsody releases

•	A compatible organizational culture and talented employee team

•	Ascential Software and IBM offer complementary capabilities that together deliver the most comprehensive information integration solution in the industry.

•	The existing IBM information integration portfolio provides real-time, access-in-place technology and event-driven data movement for any data or content. IBM WebSphere

Information Integrator software is deployed with over 1,700 customers worldwide, across all major industries.

•	Ascential Software adds high-performance, end-to-end data integration solution with data movement, transformation, data profiling, data quality and metadata management and parallel processing technologies. The industry-leading Ascential Software data integration technology is proven in installations at over 3000 customers around the world, across all major industries.

•	Together, Ascential Software and IBM offer the most comprehensive and open information integration solution in the industry to:

•	Integrate any data – structured and unstructured, mainframe and distributed, public and private – for real-time access or historical analysis.

•	Ensure quality and consistency for transactional, operational, and analytical information

•	Deliver unmatched function, performance, and scalability

•	Design, develop, deploy, and reuse quickly and easily

•	While empowering IT to:

•	Speed time to market for new applications

•	Extend the value of and insight from existing assets

•	Control costs and realize superior ROI

•	With the combined portfolio, customers can solve a variety of integration problems like:

•	Mergers and acquisitions: using WebSphere Information Integrator federation and Ascential Software transformation and cleansing to quickly deliver enterprise views of financials or corporate assets (inventory, suppliers, systems, etc.) while evaluating and staging physical consolidation needs.

•	Business performance management: using Ascential Software to populate and maintain a data warehouse for strategic analysis while using WebSphere Information Integrator to aid in operational decisions correlating real-time events with planned targets and historical context.

•	Delivering a unified view of the customer: using Ascential Software to consolidate a master file for the most commonly used information, and WebSphere Information Integrator to add less frequently needed content, such as contract documents, scanned images or email correspondence

•	Both companies value open, standards-based integration that offers customers the ability to leverage existing IT assets in their evolution towards an on demand business.

•	This acquisition, combined with the IBM middleware portfolio, strengthens IBM leadership in driving key on demand initiatives such as business intelligence, business performance management, business transformation, multi-channel commerce, RFID, merger and acquisition consolidation, master data management and regulatory compliance.

•	The IBM comprehensive Information Management infrastructure enables businesses to store, search, analyze, integrate, synchronize, and distribute diverse sources of information to provide new insight, greater efficiency and improve their competitive advantage.

•	The existing IBM Information Integration portfolio enables organizations to access, federate, replicate, and publish diverse and distributed information, allowing disparate sources to act as one.

•	As part of the product line, Ascential Software will play a key role in enabling business transformation and new categories of business processes, spanning multiple applications, multiple departments and even multiple companies.

•	The combination of offerings resulting from this acquisition uniquely provides a complete integration infrastructure for customers’ heterogeneous enterprise environments, helping organizations leverage their information assets, improve responsiveness and drive ROI.

# # #

     Ascential Software Corporation Acquisition

Internal FAQ

ANNOUNCEMENT BASICS

Q. What are you announcing today?

IBM and Ascential Software have entered into a definitive agreement for IBM to acquire Ascential Software, a leading provider of data integration software. Ascential Software technology will be incorporated into IBM solutions for the business integration market. The Ascential Software business will be run by Pete Fiore, and report into IBM’s Information Management Division under Janet Perna.

Q. What are the financial details of this acquisition?

This is a cash transaction at $18.50 per share, valued at approximately $1.1 billion.

Q. When will this transaction be finalized?

As soon as we obtain Ascential Software shareholder approval and customary regulatory approvals. We expect that these will occur in the second quarter.

Q. What are Ascential Software revenues?

In 2004, Ascential Software reported total revenues of $271.9M, including $110.2M in license revenue.

Q. Who is Ascential Software? What do they do?

Ascential Software is a public software company, headquartered in Westborough, Mass., with more than 3,000 customers and partners globally across such industries as financial services and banking, insurance, healthcare, retail, manufacturing, consumer packaged goods, telecommunications and government.

The Ascential Software Enterprise Integration Suite provides data integration technology in data transformation, data movement, data quality, data profiling, and metadata management.

Q. What is the value for customers?

Data integration is a key requirement for virtually every company which deals with explosive data volumes created by and siloed across disparate applications. Key initiatives including business intelligence, master data management, application migration and consolidation, and on demand business must bring together diverse information and should be built upon robust data integration technology for cost and productivity optimization.

Ascential Software provides industry-leading enterprise data integration technology that enhances data quality for organizations around the globe. It addresses the challenge of data variety, velocity, and volume enabling businesses to confidently transform data into accurate, reliable and complete business information to improve operational performance and decision-making across every critical business dimension.

Rather than hand code data integration, Ascential Software enterprise data integration software enables businesses to:

•	Accelerate time-to-value for your strategic business initiatives

•	Reduce risk as you improve the quality and ability to audit your business data — and therefore of your business decisions

•	Reduce costs as you reduce data and application redundancy and streamline your systems

     Ascential Software responds to critical integration solution requirements

•	Increased flexibility and responsiveness

•	Improved operational productivity and efficiency

•	Increased levels of customer service

•	Higher levels of data quality to support compliance

•	Proven ROI

Q. Why is it important to IBM? Why did IBM acquire Ascential Software?

IBM is committed to being the worldwide leader in information management technology. According to IDC (Worldwide Data Integration Spending 2004-2008 Forecast, July 2004, Steve McClure), worldwide spending on data integration is expected to increase from $9.3 billion in 2003 to $13.6 billion in 2008 IDC. As a recognized leader in this area, Ascential Software complements, extends and strengthens the IBM information integration offerings, furthering IBM leadership in information integration.

Ascential Software and IBM have been working in partnership to address key information integration challenges for 4 years. Individual portfolio strengths complement one another: WebSphere Information Integrator provides real-time, access-in-place technology, event-driven data movement for any data and content; while Ascential Software delivers high-speed, high-volume, parallel data profiling, movement, transformation, and data quality.

For the same business problem, customers might consider federated information integration solutions (such as IBM WebSphere Information Integrator), ETL solutions (such as Ascential DataStage), process integration solutions (such as IBM WebSphere Business Integration Server) and application integration solutions (such as WebSphere MQ), or any of these in combination. The ability for IBM to offer different integration approaches working separately or together creates greater ability to meet the needs of each customer situation.

IBM and Ascential Software have provided key technology integration to help businesses utilize the portfolios together:

•	WebSphere Information Integrator can call Ascential Software transformations in real-time as part of a SQL statement

•	Ascential Software uses WebSphere Information Integrator federation and event publishing infrastructure for mainframe access and data movement

•	Ascential Software integrates with IBM DB2 Cube Views software to accelerate the development and reduce total cost of ownership for online analytical processing (OLAP) and business intelligence (BI) applications by making them easier to deploy and manage

•	Ascential Software integrates with WebSphere Business Integration as part of a Service-Oriented Architecture (SOA), providing complex data movement and transformation within a process step.

A cornerstone of IBM Information Integration strategy has been access to heterogeneous data sources. Ascential Software echoes the IBM commitment to openness supporting multi-vendor database and application environments including those from IBM, Oracle, Sybase, Microsoft, Teradata, SAP, Oracle/PeopleSoft, and others.

Q. Why acquire Ascential Software as opposed to some other vendor?

IBM selected Ascential Software for

•	Its strong market momentum with growth outpacing the market

•	Its strong history of partnership with IBM both in terms of product integration and joint sales and marketing

•	Its technology vision and leadership in the area of data integration

•	Its breadth of platform offering including rich data profiling and data quality capability, as well as the unifying architecture planned with Hawk and Rhapsody releases

•	Its compatible organizational culture and talented employee team

Q.	How will this affect current Ascential Software customers?

IBM and Ascential Software share the common value of putting client success and satisfaction first.

•	Ascential Software customers will continue to be supported by their current contacts and processes.

•	The IBM open middleware strategy ensures continued support for multi-vendor environments including Oracle, Microsoft, SAP, Sybase, BEA and Teradata.

•	IBM will increasingly leverage its strong worldwide sales, service and support infrastructure for Ascential Software customers, and continue to invest in enhancements in the Ascential Software product line.

Q. How will this affect Ascential Software customer’s current support and services contracts?

IBM and Ascential Software share the common value of putting client success and satisfaction first. Ascential Software customers should see no immediate change in the way they access services and support.

Q. How will this affect Ascential Software partners?

IBM will work to maintain and enhance existing relationships with Ascential Software partners, many of which are already IBM Business Partners. These partners provide complementary products and essential skills in helping customers get the most value out of Ascential Software technology. In addition, we suspect many Ascential Software partners will find expanded opportunities as they become familiar with the overall integration product portfolio and IBM’s rich PartnerWorld program.

Q. How will this affect IBM Business Partners that compete with Ascential Software, such as Informatica and Ab Initio?

We expect these partnerships to continue. IBM maintains relationships with many Business Partners who may compete with one set of IBM offerings while complementing another set of IBM offerings. For example, while Oracle 10g competes with DB2 Universal Database, it complements WebSphere offerings and is a strong part of the IBM services business. IBM fosters relationships with vendors to offer clients both an open platform and one which enables clients to leverage their investment in existing assets

Q. How will this fit organizationally within IBM?

Ascential Software will become part of an expanded Information Integration business, reporting into the IBM Information Management division, run by Janet Perna.

Within IBM, Ascential Software business and operations will continue, but will be leveraged and enhanced by now being an integral part of IBM strategy and, therefore, having direct engagement with the extensive IBM resources and worldwide market reach. IBM will invest in the growth of this organization to drive the synergy of a broader set of offerings for customers and prospects.

Between now and the closing of the transaction, teams from IBM and Ascential Software will be working closely together to plan how best to achieve the leverage and positive synergy opportunities to ensure the critical objectives of revenue growth, customer and partner value, enhanced momentum of selling, product development and go-to-market programs, and enhanced opportunity for individual employee success.

Q. What is the plan for announcing product roadmap and delivery?

Both product portfolios continue as planned. Ascential Software continues to be focused on delivering Hawk, and after the close of the transaction, we’ll be working together to ensure ongoing leverage in future product evolutions of Hawk, Rhapsody and beyond.

PRODUCTS

Q. What products does Ascential Software provide?

The Ascential Enterprise Integration Suite™ provides an infrastructure for managing the massive volume, variety and velocity of data that all organizations possess today enhancing data quality for the benefit of each department and each project in an organization, around the globe. The Ascential Enterprise Integration Suite™ includes the following key products:

•	Ascential ProfileStage™ provides data profiling and source system analysis solution. Ascential ProfileStage completely automates this all-important first step in data integration, dramatically reducing the time it takes to profile data from months to weeks or even days and drastically reduces the overall time it takes to complete large scale data integration projects.

•	Ascential QualityStage™ provides a powerful framework for developing and deploying data investigation, standardization, enrichment, probabilistic matching and survivorship operations. For use in transactional, operational, or analytic applications, in batch and real-time, the same services are seamlessly deployed to facilitate data validation, cleansing or master data entity consolidation for customers, locations and products

•	Ascential DataStage™ enables organizations to tightly integrate enterprise information delivering four core capabilities, all of which are necessary for successful data transformation within any enterprise data integration project:

•	Connectivity to a wide range of mainframe, legacy and enterprise applications, databases, and external information sources — to ensure that every critical enterprise data asset can be used.

•	Comprehensive, intrinsic, pre-built library of 300 functions — to reduce development time and learning curves, increase data accuracy and reliability, and provide reliable documentation that lowers maintenance costs.

•	Maximum throughput from any hardware investment used in the completion of bulk tasks within the smallest batch windows, and the highest volumes of continuous, event-based transformations using a single high-performance parallel processing architecture.

•	Enterprise-class capabilities for development, deployment, and maintenance with no hand-coding required; and high-availability platform support — to reduce on-going administration and implementation risk.

•	Ascential DataStage TX™ delivers open and scalable support for automating the transformation and intelligent content-based routing of transactional data without the need for hand-coding or invasive integration.

•	Ascential Enterprise Integration Platform™ is the underpinning of the Ascential Software Enterprise Integration Suite™ providing the core capabilities of unlimited scalability and performance, complete meta data management, service oriented architecture support and vendor-built Packaged Application Connectivity Kits (PACKs) for today’s most widely-used enterprise applications.

This integrated suite helps companies maximize the contributions of its existing IT resources, including systems for business process orchestration (BPO), customer relationship management (CRM), enterprise resource planning (ERP), supply chain management (SCM), business intelligence (BI) and analytics, electronic data interchange (EDI), e-business, and data warehouses.

Q. How long has the Ascential Software technology been in production?

Ascential Software introduced its data integration offering in January 1997.

Q. Is Ascential Software a significant player in enterprise data integration? Who are their customers?

Ascential Software is a recognized leader in enterprise data integration technology with 2004 revenues of $271.9M, more than 3,000 customers worldwide, and a presence in every major vertical industry. These include automobile manufacturers; the majority of top financial services, healthcare, insurance, technology, and telecommunications companies; top retailers; and other leaders in important businesses that impact global economies. Ascential Software also counts among its installed base many national and regional government bodies.

Q. What benefits will customers and partners receive from Ascential Software technology?

The Ascential Enterprise Integration Suite delivers valuable business benefits:

•	Accelerated time-to-value for your strategic business initiatives

•	Risk reduction as you improve the quality and ability to audit your business data — and therefore of your business decisions

•	Reduced costs as you reduce data and application redundancy and streamline your systems

•	Rapid response to standards-based mandates imposed by your industry or government

Q. Does Ascential Software support open standards?

Yes. The Ascential Software service-oriented architecture allows the functionality and power of its data integration solution to be made available in real-time to existing application integration, business process modeling, or enterprise information integration through support for standards such as Web Services, Enterprise Java Beans (EJB) and Java Messaging Services (JMS), bringing to these technologies the benefits of in-flight data enrichment, validation and transformation, regardless of data volumes, complexity, or latency.

In addition, with support for all leading hardware platforms, operating systems, databases, application servers, messaging middleware, and systems management platforms, the Ascential Enterprise Integration Suite leverages investments in the production infrastructure, people and methodologies that run and automate their business.

STRATEGY

Q. Why did Ascential Software sell now for this price when it appears to be on such a positive roll in the market?

The integration market is undergoing much change and evolution as customers demonstrate preference for broad-based solutions that can be deployed enterprise-wide. Ascential Software, as an independent supplier of data integration technology, has emerged as a leader in both product and share in its market segment. At the same time, some of the largest software companies in the world are now focused on data integration as a key technology. IBM, Oracle, Microsoft, SAP and others have efforts underway to better address the data integration needs of their customers. IBM recognizes the value of Ascential Software capabilities, having become very familiar with those capabilities through four years of strategic partner relationship. IBM believes that data integration has now risen to the strategic level as part of its overall integration offerings. By doing this now, IBM and Ascential Software together form a stronger competitor addressing this large and continually developing market with the most complete integration solution for customers. This combination at this time provides the opportunity to perpetuate the leadership of Ascential Software while providing solid appreciation for Ascential Software shareholders over recent trading prices of Ascential Software stock.

Q. Is this the best option for Ascential Software? Why?

Yes. This is positive for all major constituencies: shareholders, customers, partners, and employees. Shareholders receive immediate appreciation on their holdings in the company. Customers get continuation of current Ascential Software technology and contacts, along with access to IBM’s full portfolio of integration technology. The IBM open middleware strategy ensures continued support for multi-vendor environments. Ascential Software customers will now experience the benefit of a much larger resource commitment to integration, and complete solutions to integration needs from a single vendor. Partners have expanded opportunities to work with the broader IBM integration portfolio and enhanced support through IBM PartnerWorld program. Employees gain from becoming part of one of the premier technology companies in the world, and all the career opportunities that represents.

Q. How has IBM addressed this customer need until now?

IBM has addressed the enterprise data integration opportunity in 2 ways:

1.	It has delivered ETL capabilities for building DB2 UDB-based data warehouses and data marts as an embedded part of DB2 UDB (known as Data Warehouse Center) and as a separately priced offering, DB2 Data Warehouse Manager, for larger installations. DB2 Data Warehouse Manager is also included as a component of IBM’s DB2 Data Warehouse Enterprise Edition.

2.	It has partnered with industry leaders, including Ascential Software, in large-scale data integration and data quality technology, including reselling such software either through the Software Group sales force or through IBM Global Services.

Q. Why did IBM make the decision to acquire Ascential Software technology, versus developing a product in house?

IBM felt that it had to provide the data integration capabilities of the Ascential Software product line to provide a full solution to customers. Ascential Software has industry-leading capabilities, proven in 3000 customer implementations, and deep expertise throughout its organization. Acquiring Ascential Software allows IBM to immediately expand and strengthen its integration solutions, expand its customer base of integration and information management customers, as well as enrich its resources with substantial additional industry-leading talent and expertise in data integration domains.

Q. Why is IBM purchasing Ascential Software when it could continue to partner with them?

IBM has resold Ascential Software products since 2001. Given the convergence of the various integration software segments, IBM felt that it was a strategic offering that it needed to have in the IBM portfolio.

Q. Why didn’t IBM buy Ascential Software when it acquired Informix?

The 2001 Informix acquisition focused on a different objective – acquiring database technology and install base. Since that time a number of factors have come together that culminated in the IBM decision to acquire Ascential Software. IBM has developed a major initiative around Information Integration, a key part of its on demand strategy. In addition, Ascential Software has grown its company into the leader in enterprise data integration. Ascential Software today has far more customers, offers rich data quality and profiling capabilities, and has built a services-oriented delivery capability. Meanwhile, the integration segments have grown from distinct markets to increasingly overlapping capabilities and target opportunities. This acquisition is timely, reflecting IBM focus on providing the most comprehensive business integration middleware in the industry.

Q. Didn’t IBM announce a strategic alliance with Ascential Software when it announced the Informix acquisition? Doesn’t that mean Ascential Software is an application software provider? And, if so, is IBM reentering the applications business?

IBM has had a business partnership with Ascential Software since the Informix acquisition; however, Ascential Software is focused on data integration infrastructure and does not provide application software. An application (e.g. from vendors like SAP, Oracle, or Siebel) or analytical and reporting tool (e.g. from vendors like Business Objects or Cognos) is used to access the information that is integrated, transformed and delivered by Ascential Software technology.

Q. What does this mean to Ascential Software business partnerships with vendors like Oracle (PeopleSoft), SAP, or Teradata who include Ascential Software as part of their solution?

We plan to continue the Ascential Software partnerships with these vendors and will continue to advocate and support customers’ use of IBM integration products and solutions in their multi-vendor environments.

Q. What proportion of Ascential Software revenue is influenced by IBM?

In recent quarters IBM influenced revenue has been in the range of 10% to 15% of total license revenue.

Q. What does Ascential Software mean for the IBM database business?

This acquisition does not directly affect the database business. The Ascential Software products have always and will continue to maintain strong support for the IBM family of database products including DB2 UDB and Informix IDS and XPS, as well as the other leading databases in the industry.

Q. What does Ascential Software mean for the IBM business intelligence business?

This acquisition will give IBM a stronger software presence and opportunity in major business intelligence opportunities where current technologies (Data Warehouse Center and DB2 Data Warehouse Manager) are competitively limited. Incorporating Ascential Software technology gives IBM a better overall warehouse suite for DB2 UDB warehouses, as well as, provides an opportunity for IBM to compete for middleware business with companies building non-IBM warehouses. IBM business intelligence efforts will benefit from Ascential Software data profiling, transformation and quality capabilities. In addition to the software sales force, Ascential Software has and will continue to be sold by IBM Business Intelligence sales force.

Q. What does Ascential Software mean for the IBM business integration business?

Ascential Software already integrates with WebSphere Business Integration as part of a SOA, providing complex data movement and transformation within a process step. Strategically, IBM now will better be able to leverage the strengths of the Ascential Software and WebSphere Business Integration portfolios to synthesize offers with even greater client value, particularly in the emerging areas of real-time integration requirements for master data management and business performance management.

IBM will continue to support the Ascential DataStage TX install base and will bring additional value to those customers by leveraging and integrating the complementary components of the WebSphere Business Integration portfolio.

Q. What does Ascential Software mean for the IBM zSeries business?

This acquisition enhances IBM zSeries offerings with native zSeries support for Ascential Software data integration. The acquisition enables IBM to more closely integrate the zSeries-based integration technologies, including the Ascential Software products and WebSphere Information Integrator Classic Federation and Classic Event Publishing offerings.

Q. What is the difference between WebSphere Information Integrator and Ascential Software?

While both portfolios address key information integration challenges, they each address complementary segments within information integration. WebSphere Information Integrator provides real-time, access-in-place technology, event-driven data movement for any data and content while Ascential Software delivers high-speed, high-volume, parallel data movement, transformation, and data quality.

Q. How will IBM leverage Ascential Software technology for master data management?

Both companies have focused on the emerging business requirement for “a single view of the truth,” often referred to as master data management or reference information management. Such solutions need to address the life cycle of information beginning with the Ascential Software ability to profile, audit, and cleanse source information and load from multiple source systems into a master database. IBM WebSphere Product Center is a product information management solution that helps companies to maintain an accurate, consistent central repository of product, vendor, location, and pricing information. DB2 Entity Analytics capabilities help organization construct accurate views of individuals and relationships. IBM plans to leverage these and other assets to meet this important customer requirement.

Q. Will Ascential Software pricing and packaging change as a result of the acquisition?

The integration team will evaluate pricing and packaging strategy as part of the transition. Changes, if any, would be communicated after the close of the acquisition.

Q. What will happen with the PeopleSoft/Oracle OEM deal? I understand Oracle and IBM are big competitors?

Ascential Software has a strategic relationship with PeopleSoft (now Oracle), and IBM and Ascential Software will work with Oracle to continue that relationship. In fact, Oracle is already a key IBM partner with relationships across hardware, software and services. As the world’s largest information technology company, IBM has many key partners that compete with areas of our business, while serving a strategic partner for other areas.

MARKETPLACE

Q. What is driving the need for information integration and management?

Enterprises are looking to unlock their information assets and derive their full business value. A recent study published by the University of California, Berkeley, reports that the amount of information has doubled in the last three years alone. The report points out that much of the data deluge comes in the form of e-mail and office documents. Additionally, according to IBM Research, the size of a typical enterprise database has grown 100 times over the past five years, from gigabytes to terabytes of information.

On top of this, businesses are also struggling to manage information based on a wide-variety of formats, across different vendor platforms and in silos throughout their enterprise. They want to be able to integrate these disparate systems and gain real-time benefit on their business information, regardless of the type of information or the vendor.

Q. How does information integration relate to business integration? To information management?

Information Integration represents an important subset of business integration and information management. According to Gartner, “A typical enterprise will devote 35-40% of its programming budget to programs whose purpose is solely to transfer information between different databases and legacy systems.” IBM customers tell us that 30-50% of design time may be spent in designing copy management strategies for integrating applications. Thus information integration is a critical part of IT investment.

Q. How big is the opportunity for these products?

According to Gartner Dataquest, the opportunity for business integration software alone will top $10 billion by 2006. Also, IDC says companies spend up to 40 percent of their annual IT budgets on integration. According to META Group, the Extract, Transform, Load (ETL) adoption rate, a subset of information integration technology will expand 10-20% annually during the next three to five years, with the services component growing at a commensurate pace.

Q. Who competes with IBM?

The business integration market represents a broad range of integration function including ETL, enterprise Information Integration (EII), and enterprise application integration (EAI).

Q. Will AscentialWorld be held in 2005?

Yes. Sharing the success that our customers have with our software and services is a big part of the growth engine of our company. This will only strengthen as a part of IBM.

AscentialWorld is one of the premier Data Integration events in the industry. AscentialWorld 2005 will be bigger than ever and will be held from November 15 – 17 at the Mirage in Las Vegas.

PRODUCT PLANS

Q. What are the product roadmap plans? What changes should customers expect to Hawk or Rhapsody?

The Ascential Software products and services will continue to be offered after the transaction closes. We intend to deliver Hawk as quickly as possible. The acquisition represents a strong validation of Ascential Software vision and strategy and customers can expect continued significant investment in Rhapsody

Q. What happens to customers who have already invested in Ascential Software products?

These customers will continue to benefit from Ascential Software technology, but will also benefit from the products and resources of IBM. IBM will continue to support these customers and will be working closely with them going forward.

Q. Will Ascential Software technology continue to support non-IBM products?

Yes, Ascential Software does today and will continue to support non-IBM products. This remains a key element of our Information Management strategy and especially of our information integration initiative.

Q. Will developers be able to continue to use .NET?

Windows and .NET continue to be a strategic platform for product deployment. While eclipse is the lead IBM development platform, IBM continues strategic support of the .NET development platform with the IBM Rational portfolio.

Q. What are the marketing and sales plans for Ascential Software?

IBM plans to market and sell Ascential Software as part of its Information Management portfolio worldwide through IBM direct sales leveraging the strong sales team joining from Ascential Software. The offering will also be available through IBM Business Partners via the standard Passport Advantage program for software distributors and resellers.

Q. Will any Ascential Software products be discontinued?

There are currently no plans to discontinue Ascential Software products.

Q. Will Ascential Software continue to be available without WebSphere Information Integrator?

Yes, Ascential Software products will continue to be offered separately, yet the two combine for a very complementary and comprehensive information integration solution. WebSphere Information Integrator can leverage Ascential Software data quality and complex transformation capability through a services oriented architecture, while Ascential Software can use WebSphere Information Integrator to extend a data warehouse with unstructured information or to deliver mainframe events and information to integration processes.

Q. How will IBM rationalize the Ascential Software and WebSphere Information Integrator architectures?

The Ascential Enterprise Integration Suite and WebSphere Information Integrator offer complementary technologies that can be used stand alone or together to solve information integration challenges. Taken as a whole, they offer customers a complete set of capabilities for information integration. After we close, we will develop and announce a roadmap that combines the best of both portfolios.

Q. What does this mean to existing products like DB2 Data Warehouse and DB2 Data Warehouse Edition?

IBM will also be incorporating Ascential Software technology into its DB2 Data Warehouse Edition offering. DB2 Warehouse Manager customers will be offered a path to the new technology. Details will be developed and announced as soon as possible after we close.

Q. How will the Ascential DataStage TX offering be positioned vis-à-vis IBM offerings?

IBM will continue to support the Ascential DataStage TX install base and will bring additional value to those customers by leveraging and integrating the complementary components of the WebSphere Business Integration portfolio.

Q. How will the Ascential QualityStage offering be positioned vis-à-vis DB2 Entity Analytics capabilities?

QualityStage provides a broad offering for data standardization and matching of any data. While there is some minor overlap, DB2 Entity Analytics specializes in identity resolution based on real-time streaming data. It aggregates context to provide a very high degree of accuracy and self-correction for entity matching and relationship identification.

COMPANY STATUS

Q. How many employees does Ascential Software have? How many will be joining IBM?

Ascential Software has approximately 1000 employees in sales, services, research & development, marketing, as well as G&A functions. Nearly all Ascential Software employees and executives will be offered positions within IBM.

Q. Will IBM keep the Ascential Software name?

The Ascential Software operations will be part of the Information Management division under Janet Perna. Product naming will be part of the ongoing planning activities up to and after closing.

Q. Where are Ascential Software employees located?

Ascential Software is headquartered in Westborough, MA, with offices through Europe, Asia/Pacific and the Americas.

Q. Will IBM keep the current Ascential Software location in Westborough, Boca Raton, India and elsewhere?

Yes, however one of the benefits of being a global company is the availability of common offices in most countries around the world where fellow IBM team members use shared workspace. Therefore, where possible, it would be preferable for field teams and those remote from Westborough to locate in existing IBM offices to further support their integration into IBM. These details will be carefully planned and will be considered as a part of the integration planning process.

Q. Will the Ascential Software regional structure stay in place internationally or will it be absorbed immediately into IBM country-based organizations?

Operationally, the Ascential Software international sales team will continue to focus on Ascential Software products. Specific organizational plans will be announced at close.

Q. What organization changes should we expect?

The Ascential Software business will be run by Pete Fiore, and report into IBM’s Information Management Division under Janet Perna. We will be working over the next few weeks to develop the details of the implementation.

Q. Who of the Ascential Software senior management team is continuing with the company?

Senior management coming over to IBM includes:

•	Pete Fiore

•	Mark Register

•	Jason Silvia

•	Jim Vedda

•	Jim Welch

•	Peter Gyenes will also come over in a transition and advisory role working with Janet Perna and Steve Mills.

SALES

Ascential Software Sales Force

Q.	What will happen to Ascential Software’s current sales team post-acquisition?

As with the rest of the organization, we will work through the specifics over the next few weeks. However, our priority will be to preserve the continuity existing Ascential Software client relationships, and to build on the strong sales momentum IB has established.

Q. Pre-close, what are the Ascential Software customer transaction approval processes for the Ascential Software sales teams in the interim and in the long term? Who do I need to loop in from IBM?

Between now and closing, there are no changes in approval processes. The companies continue to operate as independent entities.

Q. What will happen to Ascential Software distributors in Asia Pacific and Latin America?

Current Ascential Software agreements will remain in effect upon close. Current terms and conditions will continue to apply. Our goal is that all of the Ascential Software Business Partners become IBM Business Partners.

Q. What do I say if a customer says they have a global agreement with IBM and they want access to that pricing – what should I do or who should I talk to?

As part of the pre-existing IBM reseller agreement, all Ascential Software products are available worldwide on the IBM price list. Customers interested in purchasing product from IBM should contact their IBM sales representative.

Q. Should we still hand out Ascential Software sales collateral or will it be changing to IBM look and feel in the near term?

Yes, keep selling as before. We will make appropriate changes to collateral available as soon as possible following the close of the transaction.

Q. Should I introduce myself to the local country manager/IBM manager/local IBM team?

You should continue to operate business as usual. We are current IBM business partners, so existing and new relationships in that context are appropriate.

Q. What changes will there be to the sales goals for this quarter and this year? None.

IBM Sales Force

Q. Post acquisition, will this product be marketed through channels or IBM software specialists?

The Ascential Software product will be sold through all IBM worldwide channels.

Q. Who do I contact to find out more information about Ascential Software products?

Information is available on Xtreme Leverage and at www.Ascential.com. Also, David Nelson, Ascential Software’s Director, IBM Alliance serves as a focal point for the existing partnership between IBM and Ascential Software. He can be reached at david.nelson@ascential.com or 508.599.7146.

Q. Will Ascential Software products be available worldwide?

Yes, the Ascential Software products are available worldwide today and will continue to be.

SERVICES

Q. What happens to IBM Global Services’ relationship with Informatica and Ab Initio?

We expect these partnerships to continue, as IBM Global Services is an important provider of business and technical consulting services. However, IBM Global Services is also the largest services partner for Ascential Software and has been investing in additional skills around Ascential Software products to fulfill customer needs.

Q. What happens to Ascential Software Services personnel?

The Ascential Software Services organization is a highly valued part of Ascential Software customers’ success and provides deep product knowledge around the Ascential Software offerings, and will remain focused on Ascential Software products.

Q. What about the Tech symposium – will it still be on?

Yes.

Q. Will Ascential Software customer support remain separate?

Customers should continue to follow the same customer support procedures.

Q. What methodologies does Ascential Software bring to IBM?

Ascential Software has a robust data integration methodology called Iterations™ that is deployed as the standard methodology to ensure successful implementations for Ascential Software customers. Iterations delivers confidence in data integration implementations and is used by many partners and customers as a part of their overall project implementation methodologies. The Iterations methodology includes best practices, project plans, tasks, data models and other intellectual property to ensure success for our customers and partners.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO
FIND IT

In connection with the proposed merger and required stockholder approval, Ascential Software Corporation (the “Company”) will file with the SEC a preliminary proxy statement and a definitive proxy statement that will contain important information about the Merger. Investors and security holders of the Company are urged to read the proxy statement, and any other relevant materials filed by the Company because they contain, or will contain, important information about the Company and the Merger. All documents filed by the Company with the SEC, may be obtained for free at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by the Company may be obtained free of charge by directing such request to: David Roy, Vice President of Investor Relations, (800) 966-9875 or from the Company’s website at www.ascential.com.

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in favor of the acquisition. Information about the executive officers and directors of the Company and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2004 Annual Meeting of Shareholders, which was filed with the SEC on April 27, 2004. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the Company and its respective executive officers and directors in the acquisition by reading the preliminary and final proxy statements regarding the acquisition, which will be filed with the SEC.

# # #